Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made by and between Dr. Geoffrey C. Dunbar (“Dunbar”) and Targacept, Inc. (“Targacept” or the “Company”), including all Targacept predecessor entities and all affiliated entities, and provides as follows.

RECITALS

A. Dunbar was employed by Targacept pursuant to an Employment Agreement dated April 24, 2001, as amended by Amendment No. 1 to Employment Agreement dated March 13, 2008 (the “Employment Agreement”), most recently serving as Targacept’s Senior Vice President, Clinical Development and Regulatory Affairs and Chief Medical Officer.

B. Dunbar has retired and terminated his employment with the Company.

C. The Company and Dunbar have agreed that it is in their mutual best interest to work cooperatively to ensure an appropriate and orderly transition following Dunbar’s retirement.

D. Targacept desires to engage Dunbar as an independent contractor to provide the Company with access to his knowledge, expertise and certain services following his retirement, and Dunbar desires to accept such engagement and provide the Company with access to such knowledge, expertise and services, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Targacept and Dunbar hereby covenant and agree as follows:

1. RETIREMENT AND TERMINATION OF EMPLOYMENT. Dunbar retired from the Company and his employment with the Company terminated effective at 11:59 p.m. Eastern Time on May 31, 2012 (the “Retirement Date”).

2. EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective on the eighth (8th) day after the date of signature of the later of Dunbar or Targacept to sign below (the “Effective Date”), but only if Dunbar has not exercised the ADEA Revocation Right as defined in and as provided in Section 18. For clarity, if Dunbar exercises the ADEA Revocation Right, this Agreement shall be null and void and of no force or effect.

3. ENGAGEMENT FOR TRANSITION PERIOD; TRANSITION SERVICES.

(a) The Company hereby engages Dunbar as an independent contractor for the period beginning with effectiveness of Dunbar’s retirement and, subject to Section 7, ending on May 31, 2013 (the “Transition Period”) to render, as an independent contractor, the Transition Services (as defined in Section 3(b)), and Dunbar hereby accepts such engagement, in each case subject to the terms and conditions of this Agreement.

(b) During the Transition Period, Dunbar shall provide such advisory or other services related to any or all of the design of clinical trials, the execution of clinical trials or regulatory affairs matters as may be reasonably requested from time to time by the Company (“Transition Services”); provided that in no event shall Dunbar be required by this Agreement to provide more than ten (10) full workdays of Transition Services in any of June, July, August,

September, October or November 2012 or more five (5) full workdays of Transition Services in any month during the Transition Period thereafter, in each case inclusive of time spent travelling to provide Transition Services. Without limiting the generality of the foregoing, Dunbar agrees to make himself available to Targacept by phone and shall, if requested, meet with Targacept personnel or representatives at Targacept’s Winston-Salem, North Carolina offices (or, if mutually agreed, other places) from time to time during the Transition Period to discuss Targacept matters or otherwise to facilitate an orderly transition for the Company. In addition, Dunbar understands and agrees that the performance of Transition Services may require him to travel to actual or potential investigative sites for Targacept clinical trials. As requested, Dunbar shall provide periodic reports to the Company on the progress and status of the Transition Services provided, detailing outcomes, plans, upcoming activities and conveying appropriate advice and guidance.

4. TRANSITION PAY AND BENEFITS. In consideration and exchange for all of Dunbar’s promises under this Agreement, the release and waiver set forth in Section 11 and Dunbar’s performance of Transition Services in accordance with this Agreement, the Company shall provide Dunbar with the transition pay and benefits set forth below.

(a) The Company shall pay Dunbar the amount of Twenty-Nine Thousand, Six Hundred Seventeen U.S. Dollars ($29,617.00) per month during the Transition Period.

(b) Dunbar shall receive six (6) months acceleration of vesting for unvested options that he holds as of the Retirement Date to purchase shares of common stock of Targacept, and all agreements between Dunbar and Targacept evidencing such stock options shall be deemed amended accordingly. For clarity, all options to purchase shares of the common stock of Targacept that Dunbar has been granted by the Company and that are outstanding and unexpired as of the Retirement Date shall, as of the Retirement Date, be deemed vested and exercisable to the extent such stock options would have been vested and exercisable as of November 30, 2012 if Dunbar’s employment with the Company had continued until that date. The respective periods during which the vested portions of such stock options shall be exercisable by Dunbar shall be governed by the terms of the respective stock option agreements and, in each case, the applicable stock-based plan and are not modified or extended by this Agreement.

(c) During the Transition Period and subject to this Section 4(c), the Company shall provide Dunbar with the health care insurance (including medical and dental) and life insurance benefits coverage provided to Dunbar as an employee of the Company as of the Retirement Date at the same level and in the same manner as if his employment with the Company had not terminated (subject to the customary changes in such coverages based on Dunbar’s age or similar events). Any costs Dunbar was paying for such coverages as of the Retirement Date shall continue to be the sole responsibility of Dunbar. If the terms of any of the Company’s health, dental or group life insurance benefit plans do not permit continued participation by Dunbar, then Targacept will arrange for other coverage providing substantially similar benefits at the same contribution level of Dunbar. Dunbar shall cooperate with the Company in all reasonable respects (including, without limitation, by completing and executing any documents requested by the Company to apply for Medicare, to elect rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly referred to as “COBRA”) or to implement a conversion or institution of any particular policy) in connection with the provision by the Company of the benefits provided for in this Section 4(c).

(d) The Company shall reimburse Dunbar for the expenses of any outplacement counseling services selected by Dunbar, subject to receipt by the Company of adequate supporting documentation and up to a maximum of $10,000, if such (i) expenses are incurred by Dunbar on or before December 31, 2014 and (ii) amounts are paid by the Company on or before December 31, 2015.

(e) The Company shall not be responsible for withholding taxes with respect to payments and benefits provided to Dunbar under this Agreement. Dunbar shall be responsible for all federal, state and local tax liabilities arising from such payments and benefits, and Dunbar agrees to indemnify and hold harmless the Company from any and all tax liabilities arising from any and all payments and benefits provided under this Agreement.

5. REIMBURSEMENT OF EXPENSES.

(a) To the extent that (i) the Company requires Dunbar to travel to perform Transition Services and (ii) the projected expenses for such travel are approved prior to Dunbar’s incurrence by the Company in such format or following such process as the Company may reasonably determine, the Company will reimburse Dunbar for his reasonable airfare, lodging and meal expenses actually incurred, subject to receipt by the Company of adequate supporting documentation and provided that the Company shall not be required to reimburse an amount greater than the amount of pre-approved projected expenses. Except as provided in this Section 5(a), Dunbar shall be responsible for all office, administrative, telephone (including cell phones, smart phones, PDAs, etc.), overhead and other expenses incurred in the performance of Transition Services or otherwise to fulfill his obligations hereunder.

(b) Dunbar represents to the Company that he has committed to attend the two industry meetings identified by him in an email to the Company’s General Counsel on May 3, 2012. The Company agrees to reimburse Dunbar for his reasonable airfare, lodging and meal expenses actually and reasonably incurred to attend such industry meetings, subject to receipt by the Company of adequate supporting documentation and provided that in no event shall the Company be required to reimburse Dunbar in an aggregate amount for the two meetings greater than Fifteen Thousand, Three Hundred U.S. Dollars ($15,300.00).

6. MANNER OF PERFORMANCE. Dunbar shall retain the right to control the time, manner and method of executing Transition Services, subject to the reasonable satisfaction of the Company and provided that, in any event, Dunbar shall comply with all applicable Company policies and procedures and all applicable laws, regulations and rules of any local, state, or federal unit of government (including, for clarity but without limitation, directives and guidance of regulatory authorities). Dunbar shall determine his daily work schedule and shall determine and work the number of hours necessary to perform Transition Services in a timely, efficient and professional manner. Subject to Section 5(a), Dunbar shall supply his own transportation, equipment and supplies needed to perform Transition Services. Dunbar shall carry appropriate liability insurance coverage with respect to any Transition Services that he performs for the Company, including, without limitation, commercial general liability and auto insurance, and shall provide evidence of such insurance to the Company upon request.

7. EARLY TERMINATION OF TRANSITION PERIOD. Notwithstanding anything in this Agreement to the contrary: the Company may terminate the Transition Period effective immediately by written notice to Dunbar in the event that: (a) Dunbar breaches any material term of this Agreement and, if curable, such breach has not been cured ten (10) days after the Company gives written notice of the breach to Dunbar; or (b) the Company reasonably believes that Dunbar (i) has engaged in theft, fraud, embezzlement or unauthorized use of the property of the Company; or (ii) is convicted of a felony or engages in any other conduct that, in the reasonable discretion of the Company, causes damage to the Company’s reputation or standing in the community or industry in which it operates; provided that, for clarity but without limiting the generality of the foregoing, a failure by Dunbar in any month during the Transition Period to perform Transition Services reasonably requested by Targacept, subject to the maximums set forth in Section 3(b), shall constitute a material breach of this Agreement. In addition, Dunbar may terminate the Transition Period effective immediately by written notice to Targacept at any time after September 30, 2012. Upon termination of the Transition Period, the Company’s obligations to provide compensation shall cease immediately and Dunbar, for himself and for his heirs, successors, assigns, or anyone else claiming under or through Dunbar, agrees that neither he nor any of the foregoing shall have any right to further compensation under this Agreement beyond that pro rata portion of his monthly compensation due as of the effective date of such termination.

8. INDEPENDENT CONTRACTOR STATUS; NO RIGHT TO BENEFITS. Dunbar understands and agrees that the relationship created by this Agreement is purely contractual and that no employment relationship is intended, or should be inferred, from this Agreement or from the performance of the Company’s obligations under this Agreement. Dunbar’s relationship to the Company during the Transition Period shall be that of an independent contractor and, except as expressly provided in Section 4(c), Dunbar shall not be entitled to, or eligible for, on either a prospective or a retrospective basis, any employee benefits under any plans or programs established or maintained by the Company.

9. NO AUTHORITY TO BIND. Dunbar shall have no right or authority, expressed or implied, to commit or otherwise obligate the Company to any third party in any manner. Dunbar agrees that the Company shall not be obligated to third parties with which Dunbar may make agreements or to which Dunbar may direct payments without the Company’s prior written consent.

10. NO PRIOR OBLIGATION. Dunbar acknowledges and agrees that: (a) the payments and benefits that Dunbar receives or for which Dunbar is eligible under this Agreement are of value to Dunbar; (b) the Company had no prior legal obligation to provide some or all of such payments and benefits; and (c) Dunbar would not be entitled to some or all of such payments and benefits if not for this Agreement.

11. GENERAL RELEASE AND WAIVER OF CLAIMS BY DUNBAR. Dunbar, for himself and for his heirs, successors, assigns, or anyone else claiming under or through Dunbar, hereby forever discharges and releases Targacept, its predecessor, affiliated or subsidiary entities, and its and their respective directors, officers, stockholders, affiliates, employees, agents, representatives, and assigns (all of the foregoing, collectively, the “Releasees”), and each of them, from any and all claims, liabilities, actions or causes of action of any kind or character whatsoever, whether at law or in equity, whether known or unknown, whether contingent or absolute. This general release and waiver of claims includes, without limitation, claims for personal injuries, back pay, losses or damage to real or personal property, economic loss or damage of any kind, breach of contract (express or implied), defamation, breach of any covenant of good faith (express or implied), tortious interference with contract, wrongful termination, business or personal tort, misrepresentation, or any other losses or expenses of any kind (whether arising in tort, contract or by statute) arising out of Dunbar’s employment relationship with Targacept and any other alleged acts or omissions by the Releasees not expressly excluded herein. Dunbar acknowledges that this general release and waiver of claims applies both to known and unknown claims that may exist between Dunbar and any of the Releasees as of the Effective Date.

Dunbar expressly acknowledges and agrees that this release and waiver of claims includes but is not limited to a release of any and all rights, claims, or causes of action arising under any employment, stock option or other agreement (whether written, oral or implied) or under any state or federal constitution, statute, law, rule, regulation, or common-law principle of tort, contract or equity, except for the obligations of Targacept under this Agreement. This waiver of claims specifically includes but is not limited to any action under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, 42 U.S.C. § 2601, et seq., any common law or statutory claim of wrongful discharge, the Employment Retirement Income Security Act of 1976, as amended, and any claims for any entitlement to severance, vacation pay, accrued paid leave, commissions, reimbursements or attorney’s fees pursuant to any contract or state or federal law.

By entering into this Agreement, Dunbar understands and agrees that Dunbar does not waive any rights or claims that he might have that arise as a result of any conduct that occurs after the Effective Date or any claims for continuation rights under COBRA.

Dunbar acknowledges and agrees that: (a) any and all monies due and owing to Dunbar from Targacept, including, without limitation, any and all compensation, wages, commissions, benefits, expense reimbursements, vacation/leave time, and any other payments due and owing Dunbar from Targacept, have heretofore been unconditionally and timely paid to Dunbar and that Targacept has satisfied each and every obligation owing to Dunbar, except for: (A) Dunbar’s regular base salary through the Retirement Date, which shall be paid by Targacept in arrears in accordance with its customary payroll practices; (B) Dunbar’s eligible, unused floating holiday and vacation days as of Retirement Date; (C) the amounts to be paid to Dunbar by Targacept pursuant to this Agreement; and (D) any reimbursable business expenses actually and reasonably incurred prior to the Retirement Date, which shall, to the extent consistent with all applicable Company policies and practices and supported by adequate documentation, be paid by Targacept in accordance with its customary practices; and (ii) there are no stock options, stock grants, equity compensation, bonus commitments or incentive compensation of any kind or nature whatsoever which are due and owing to Dunbar (including, without limitation, with respect to Targacept’s annual cash incentive award program, commonly referred to within Targacept as its bonus program, with respect to 2012 or any other year) and no such payment or entitlement will accrue or become due and owing after the Retirement Date.

12. AGREEMENT TO COOPERATE. In addition to, and not in lieu of, Dunbar’s other obligations hereunder, Dunbar agrees to cooperate in all reasonable respects (including, without limitation, by providing sworn testimony in affidavits, depositions, or trials) in assisting in the prosecution or defense of any claims, demands, complaints, or lawsuits filed by or against, or threatened against, any of the Releasees that involve facts or decisions in which or about which he had, or is alleged to have had, input or knowledge for so long as Targacept may require. Targacept will reimburse Dunbar for any out-of-pocket expenses that are both approved by Targacept prior to incurrence by Dunbar and actually and reasonably incurred by Dunbar in the performance of this Section 12.

13. COVENANTS.

(a) Dunbar acknowledges and affirms his obligations under Section 5(b) of the Employment Agreement, which survive the Retirement Date and are incorporated by reference herein as if restated in their entirety; provided that Dunbar and the Company hereby acknowledge and agree that the term “Proprietary Information” (as used in the Employment Agreement and incorporated by reference herein) includes, for clarity but without limitation of the definition of such term set forth in the Employment Agreement, all data and information learned by or made available to Dunbar by virtue of his employment with Targacept that (i) is not in the public domain and (ii) relates in any respect to any past, present or future product development program or activity of Targacept. Dunbar and the Company further hereby acknowledge and agree that the obligations of Dunbar under Section 5(b) of the Employment Agreement and incorporated by reference herein apply mutatis mutandis to Proprietary Information learned by or made available to Dunbar during the Transition Period and shall survive the end of the Transition Period.

(b) Dunbar covenants that he shall refrain from any interference with Targacept’s business opportunities and from any and all conduct or statements, oral or written, that disparage, defame, libel, slander, or otherwise damage Targacept, its business or products, or any of the Releasees.

(c) Dunbar acknowledges and affirms his obligations under Section 5(a) and the last sentence of Section 5(c) of the Employment Agreement and the related definitions set forth in Sections 5(g), (h) and (i) of the Employment Agreement, which survive the Retirement Date and are incorporated by reference herein as if restated in their entirety; provided that Dunbar and the Company hereby acknowledge and agree that the term “Noncompetition Period” (as used in the Employment Agreement and incorporated by reference herein) shall continue until twelve (12) months following the Retirement Date.

(d) Each of the covenants of Dunbar contained in Sections 13(a), (b) and (c) shall be construed as an agreement independent of each other such covenant, and, without any implication as to the materiality of a breach of any other provision of this Agreement, Dunbar acknowledges and agrees that a breach by Dunbar of any of Sections 13(a), (b) or (c) shall be a material breach of this Agreement. The existence of any claim or cause of action of Dunbar against Targacept, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Targacept of any such covenant.

(e) Dunbar hereby acknowledges and agrees that (i) a breach of any of the covenants contained in this Section 13 would immeasurably and irreparably damage Targacept and (ii) by reason thereof, for breach or threatened breach of any such covenant and in addition to any other rights and remedies available to it, at law or otherwise, Targacept shall be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Dunbar from committing or continuing to commit such breach. Dunbar hereby consents to the issuance of such injunction. Furthermore, Targacept shall, in addition to any other rights or remedies available to it, at law or otherwise, be entitled to reimbursement of court costs, attorneys’ fees and other expenses incurred as a result of a breach of this Agreement. Dunbar agrees to reimburse Targacept for such expenses promptly following a final determination that he has breached this Agreement.

(f) In the event that Dunbar breaches any of his obligations under Section 13(a) or Section 13(b), Dunbar shall pay to Targacept, immediately and in full, the amount of One Hundred

Eighteen Thousand, Four Hundred Sixty-Eight Dollars ($118,468.00) as liquidated damages. It is expressly acknowledged and agreed that this liquidated damages sum (i) has been agreed to by Dunbar and the Company because of the difficulty in ascertaining actual damages in the event that Dunbar breaches his obligations under either of said Sections, (ii) are a product of compromise negotiations between the parties, and (iii) shall not serve as any limitation or bar on Targacept’s right to pursue or obtain any other claim or remedy of any kind, whether at law or in equity, against Dunbar.

14. FULL CAPACITY. Dunbar attests that he possesses sufficient education and experience to understand fully the extent and impact of the provisions of this Agreement. Dunbar affirms that he is fully competent to execute this Agreement and that he does so voluntarily and without any coercion, undue influence, threat or intimidation of any kind or type. Dunbar represents that he has not assigned or transferred any of the claims released under this Agreement.

15. DISPUTED CLAIMS. It is agreed by both parties that this Agreement shall not in any way be construed, directly or indirectly, as an admission by Targacept that it has acted wrongfully with respect to Dunbar or any other person, or that Dunbar has any rights whatsoever against Targacept, other than as expressly herein stated. Targacept expressly disclaims and denies any liability to or wrongful acts against Dunbar or any other person on the part of Targacept or any agents, directors, officers, attorneys, employees, or representatives of Targacept.

16. ADVICE TO SEEK COUNSEL. Dunbar acknowledges and agrees that he has been encouraged by Targacept to consult with counsel of his choosing prior to executing this Agreement.

17. CONSIDERATION AND REVIEW PERIOD. Dunbar agrees that he has been provided twenty-one (21) days in which to consider and review this Agreement and to obtain any legal advice Dunbar deems appropriate from the attorney of his choice. Dunbar understands and agrees that this Agreement shall not become effective or enforceable until it has been signed by both parties and a fully executed original has been received by the Company.

18. REVOCATION PERIOD. After returning a signed original of this Agreement to the Company, Dunbar may revoke his agreement in Section 11 to waive claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) by providing written notice to Targacept within seven (7) days after the date of signature of the later of Dunbar or Targacept to sign below (the “ADEA Revocation Right”). The ADEA Revocation Right will be exercised by Dunbar only if Dunbar provides such written notice to Targacept, Inc., 200 East First Street, Suite 300, Winston-Salem, NC 27101, Attn: Chief Executive Officer and Attn: General Counsel. Dunbar acknowledges and agrees that, unless he shall have exercised the ADEA Revocation Right, upon expiration of the above-described revocation period, he shall have forever waived and released Releasees from all claims arising as of the Effective Date under the ADEA.

19. RETURN OF PROPERTY. Dunbar covenants that:

(a) on or before the Retirement Date, he shall: (i) return to Targacept all property (including, for clarity but without limitation, Proprietary Information) belonging to Targacept, including, without limitation, all keys, badges, virtual private network (vpn) fobs, phones or other handheld devices, computers, equipment, software, documents, handbooks, manuals, files and other materials and information obtained or furnished to Dunbar in connection with his employment with the Company; (ii) provide to Karen A. Hicks, Vice President, Human Resources, all user names, passwords, access codes and the like in his possession or control, or of which he is aware, related to Targacept or any Targacept database or other property or system; and (iii) remove from any personal computer(s) and media any and all information concerning Targacept that he obtained in connection with his employment with the Company, including without limitation, Proprietary Information; and

(b) on or before the last day of the Transition Period he shall: (i) return to Targacept all property (including, for clarity but without limitation, Proprietary Information) belonging to Targacept, including, without limitation, all keys, badges, virtual private network (vpn) fobs, phones or other handheld devices, computers, equipment, software, documents, handbooks, manuals, files and other materials and information obtained or furnished to Dunbar to enable the performance of Transition Services; and (ii) remove from any personal computer(s) and media any and all information concerning Targacept that he obtained in connection with his performance of Transition Services, including without limitation, Proprietary Information.

20. PERFORMANCE. Targacept will make the payments and provide the benefits set forth in Section 4 provided Dunbar complies with and meets his obligations under this Agreement, Section 5 of the Employment Agreement and the Confidentiality Agreement between Dunbar and the Company dated March 15, 2001 (the “Confidentiality Agreement”). In the event that Dunbar breaches any of his covenants or promises, or causes any covenants or promises to be breached, in addition to any other rights or remedies available to Targacept, at law or otherwise, Targacept’s obligation to perform under this Agreement shall automatically terminate and Targacept shall have no further liability or obligation to Dunbar. Alternatively, Targacept may seek injunctive relief to enforce the provisions of this Agreement.

21. INVENTION ASSIGNMENT. Dunbar acknowledges and affirms his obligations under Section 5(d) of the Employment Agreement, which survive the Retirement Date and are incorporated by reference herein as if restated in their entirety; provided that Dunbar and the Company hereby acknowledge and agree that: (a) the term “Developments” (as used in the Employment Agreement and incorporated by reference herein) includes, for clarity but without limitation of the definition of such term set forth in the Employment Agreement, clinical and non-clinical study protocols; (b) all inventions, designs, formulae, processes, discoveries, drawings, improvements, protocols and developments made or authored by Dunbar, either solely or in collaboration with others, in connection with the performance of Transition Services, whether or not during working hours, and relating to any methods, apparatus, products, compounds, services or deliverables that are made, furnished, sold, leased, used or developed by the Company or its affiliates or that pertain to the Business shall be “Developments”; and (c) the irrevocable power of attorney granted by Dunbar under Section 5(d) of the Employment Agreement and incorporated herein by reference shall survive (i) his death or incompetency, (ii) the end of the Transition Period and (iii) the termination of this Agreement.

22. ENTIRE AGREEMENT; COMPLETE DEFENSE. The parties acknowledge and represent that, with the express exception of (a) Section 5 of the Employment Agreement, which survives the Retirement Date and remains in full force and effect, and (b) the Confidentiality Agreement, which survives the Retirement Date and remains in full force and effect, this Agreement contains the entire agreement between them regarding the matters set forth and that it supersedes all previous negotiations, discussions, communications and understandings regarding such matters. The parties further acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by either party or by anyone acting on behalf of either party that are not embodied in this Agreement. The terms of this Agreement are contractual and not a mere recital and the parties agree that the contents of this Agreement may be used in evidence to demonstrate Dunbar’s knowing and valid release of claims as stated herein.

The parties agree that the General Release contained in Section 11 may be treated as a complete defense to any legal, equitable or administrative action that may be brought, instituted or taken by Dunbar, or on his behalf, against any of the Releasees and shall forever be a complete bar to the commencement or prosecution of any claim, demand, lawsuit, charge or other legal proceeding of any kind against any of the Releasees relating to Targacept, Targacept’s business, Dunbar’s employment with Targacept and the termination of Dunbar’s employment with Targacept.

23. APPLICABLE LAW AND FORUM. North Carolina law shall govern the interpretation and enforcement of this Agreement, without regard to its conflicts of laws provisions. Dunbar agrees that the exclusive and convenient forum for any civil lawsuit relating to this Agreement shall be any proper state court within Forsyth County in the State of North Carolina or, if jurisdiction exists, the United States District Court for the Middle District of North Carolina.

24. PARTIAL INVALIDITY. The parties agree that the provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any portion or any provision shall not affect the validity or enforceability of the other portions or provisions. Such provisions shall be appropriately limited and given effect to the extent that they may be enforceable.

25. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Dunbar, on the one hand, and to Targacept and its successors and permitted assigns, on the other hand. This Agreement and any rights or obligations hereunder may be assigned by the Company to the successor of all or substantially all of its business or to an affiliate of the Company. Neither this Agreement nor any of the rights and obligations of Dunbar hereunder may be assigned or delegated by Dunbar without the Company’s prior written consent.

26. NOTICES. Any notice or other communication hereunder shall be given in writing to the applicable party at its address (or email address) below (or such other address as such party designates by written notice given to each other party):

Geoffrey C. Dunbar 300 Chadbourne Drive Winston-Salem, North Carolina 27104 dunbarg@yahoo.com

Targacept, Inc.

200 East First Street, Suite 300

Winston-Salem, North Carolina 27101-4165

United States of America

Attention: President and Chief Executive Officer

Attention: General Counsel

pete.zorn@targacept.com

Notices shall be deemed received upon actual delivery.

27. AMENDMENT AND WAIVER. This Agreement may not be modified or amended except in a writing signed by Dunbar and an authorized representative of the Company. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition hereof will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

28. NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of Dunbar, on the one hand, and the Company and its permitted successors and assigns, on the other hand, and shall not be construed as conferring any rights on any other party.

[signature page to follow]

IN WITNESS WHEREOF, the parties have set their hands and seals on this Agreement:

/s/ Geoffrey C. Dunbar		Date: 4-June-2012
Geoffrey C. Dunbar

TARGACEPT, INC.

By:	/s/ Peter A. Zorn	Date: June 5, 2012
Name: Peter A. Zorn
Title: SVP, Legal Affairs, General Counsel
and Member, Office of the Chairman